Exhibit 99(r)(i)

OAKTREE FINANCE CORP.

CODE OF ETHICS

I.                                         INTRODUCTION

This Code of Ethics (the “Code”) has been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Under Rule 17j-1, Oaktree Finance Corp. (the “Corporation”) must adopt a code designed to prevent conduct that may be contrary to the interests of the Corporation or of its stockholders.  This Code is intended to foster a culture of honesty and accountability.

The main purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Corporation may abuse their fiduciary duty to the Corporation and to otherwise deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

The Code is based on the principle that (i) the directors and officers of the Corporation and (ii) the Corporation’s investment adviser, Oaktree Capital Management, L.P. (the “Adviser”), owe a fiduciary duty to the Corporation and accordingly have an obligation to ensure that the personnel of the Corporation and the Adviser conduct their personal securities transactions in a manner that does not interfere with the Corporation’s transactions or otherwise take unfair advantage of their relationship with the Corporation.  All Access Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.  Access Persons may also be subject to the Adviser’s own code of ethics and must comply with all applicable provisions of that code of ethics in addition to the provisions of this Code.

Technical compliance with the Code will not automatically insulate an Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation.  Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its stockholders.

All Access Persons must read and retain this Code of Ethics.

II.                                     DEFINITIONS

“Access Person” means an Advisory Person (as defined below) of the Corporation or of the Adviser.  All of the Adviser’s directors, officers and partners are presumed to be Access Persons.  All of the Corporation’s directors and officers are presumed to be Access Persons.

“Advisory Person” means (a) any director, officer, general partner or employee  (including interns and temporary personnel with assignments of 90 days or more) of the Corporation or of the Adviser, or of any company in a Control (as defined below) relationship to the Corporation or to the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any security by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (b) any natural person in a Control relationship to the Corporation or to the Adviser, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any security by the Corporation.

“beneficial ownership” of a security refers to when an Access Person or any Related Person to the Access Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security).

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Chief Compliance Officer” means the chief compliance officer of the Corporation.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

“Exempt Securities” are the following list of securities and any associated transactions and are considered exempt from both the pre-clearance and reporting requirements described in Sections IV, V and VI of this Code:

•                  Direct obligations of the U.S. government (i.e., Treasury securities)

•                  Bank certificates of deposit

•                  Bankers’ acceptances

•                  Commercial paper

•                  High-quality, short-term debt obligations, including repurchase agreements

•                  Shares issued by money market funds

•                  Shares issued by open-end mutual funds, except those open-end mutual funds for which the Adviser acts as investment manager or sub-adviser, which are considered Reportable Securities (as defined below)

•                  Shares issued by unit investments trusts that are invested exclusively in one or more open-end mutual funds, except those open-end mutual funds for which the Adviser acts as investment manager or sub-adviser, which are considered Reportable Securities (as defined below)

•                  Limited partnership interests in limited partnerships sponsored by the Adviser

•                  Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust)

“Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the Investment Company Act.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

“Investment Professional” of the Corporation or the Adviser means a portfolio manager, investment analyst or securities trader who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any security by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales of securities by the Corporation.

“Related Person” of an Access Person for purposes of this Code includes the following: (a) a husband, wife, domestic partner or a minor child of the Access Person; (b) a relative sharing the same house as the Access Person; (c) any other person who is significantly dependent on the Access Person for financial support; and (d) anyone else if the Access Person (i) obtains benefits substantially equivalent to ownership of the securities, (ii) can obtain ownership of the securities immediately or within 60 days or (iii) can vote or dispose of the securities.

“Reportable Securities” are the following list of securities and any associated transactions and are considered exempt from the pre-clearance procedures described in Section IV of this Code, but not the reporting requirements described in Section VI of this Code:

•                  Municipal bonds

•                  U.S. government agency obligations (i.e., FNMA, FHLMC, GNMA)

•                  Debt obligations issued by foreign governments

•                  Auction-rate money market instruments

•                  Exchange traded funds and exchange traded notes

•                  Open-end investment companies not registered under the Investment Company Act (i.e., non-U.S. funds)

•                  Closed-end investment companies, with the exception of shares in the Corporation

•                  Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

•                  Futures and options on currencies or on a broad-based securities index

•                  Non-financial commodities (e.g., pork belly contracts)

•                  Non-volitionary transactions (i.e., assignment of an option position or exercise of an option at expiration, tender offers when participation is mandatory)

•                  Securities purchased through the reinvestment of dividends in an automatic dividend reinvestment plan (but not through the investment of additional amounts under such plans)

•                  Securities purchases effected pursuant to an automatic investment plan

•                  Shares issued by open-end mutual funds for which the Adviser acts as investment manager or sub-adviser

•                  Shares issued by unit investments trusts that are invested exclusively in shares issued by open-end mutual funds for which the Adviser acts as investment manager or sub-adviser

“SEC” means the Unites States Securities and Exchange Commission.

“Security Held or to Be Acquired” by the Corporation means (a) any security, except an Exempt Security, which, within the most recent 15 days: (i) is or has been held by the Corporation or (ii) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and (b) any option to purchase or sell a security, and any security convertible into or exchangeable for a security, described in clause (a) herein.

III.                                 STANDARDS OF CONDUCT FOR ACCESS PERSONS

An Access Person may not engage in any investment transaction under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments by the Corporation.  Access Persons must pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in the Corporation’s business.  In addition, Access Persons may not use information concerning the investments or investment intentions of the Corporation, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation.  In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Corporation, or any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to Be Acquired by the Corporation to:

•                                          employ any device, scheme or artifice to defraud the Corporation;

•                                          make any untrue statement of a material fact to the Corporation or omit to state a material fact necessary in order to make the statements made to the Corporation, in light of the circumstances under which it was made, not misleading;

•                                          engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Corporation; or

•                                          engage in any manipulative practice with respect to the Corporation.

Any questions about how this Code should be applied in a particular situation should be directed to the Chief Compliance Officer.  Access Persons are also encouraged to talk to appropriate supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.  The Chief Compliance Officer has been designated with the responsibility to explain and implement this Code for the Corporation and all Access Persons.

IV.                                 PRE-CLEARANCE PROCEDURES

Each Access Person (other than an Independent Director who is an Access Person solely by reason of being a director of the Corporation) must obtain, for himself or herself and on behalf of his or her Related Persons, pre-clearance for any personal investment transaction in a security (other than an Exempt Security or Reportable Security) if such Access Person or his or her Related Persons has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

Access Persons must obtain pre-clearance for all securities transactions (except those in Exempt Securities and Reportable Securities), including the writing of an option to purchase or sell a security, by completing and submitting a Request for Prior Approval of Personal Investment Transactions Form.  Access Persons must wait until approval is received before entering the trade either online or with a broker.  Certifications must be made each time a pre-clearance request is submitted, including that the Access Person has no knowledge that would cause the trade to violate the general trading principles set forth herein.

In most instances, a request for pre-approval will be processed on the day it is received. Approval, if granted, will be valid only for the business day on which it is received, plus the following business day. This means that an approval will be valid for a maximum of two business days (for example: if approval is received on a Friday, and the following Monday is a holiday, an Access Person has until the close of business on Tuesday to execute the transaction). If the transaction is not completed within the approval window, a new pre-clearance must be obtained, including one for any portion of the personal investment transaction that is not completed within the approval window. Post-approval is not permitted under this Code. Completing a personal securities transaction before receiving approval or after the approval window expires constitutes a violation of this Code.

It is not necessary to pre-clear personal investment transactions for any Exempt Securities or Reportable Securities.  However, it still is necessary to include Reportable Securities transactions and positions in the quarterly transaction reports and initial and annual holdings reports, as applicable. Personal investment transactions in Exempt Securities and Reportable Securities are still subject to the Corporation’s policy on insider trading contained within its Code of Business Conduct.

Access Persons should be aware that the Chief Compliance Officer has the right to withdraw previously approved personal securities transaction requests if information is received or events occur subsequent to the approval that would cause the approved personal securities transaction to then present a conflict.

V.                                     TRADING RESTRICTIONS

No Access Person (other than an Independent Director who is an Access Person solely by reason of being a director of the Corporation) or his or her Related Persons may:

•                  Acquire any security other than an Exempt Security in an Initial Public Offering. (Moreover, under NASD Rule 2790 and staff interpretations of the SEC, Access Persons may also be prohibited from participating in any public offering that is a “new issue.”)

•                  Purchase or sell, directly or indirectly, any security of an issue that is on any restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved by the Chief Compliance Officer.

•                  Enter into a short sale transaction or purchase a put option on any security of an issuer for which a position is held long by the Corporation.

•                  Purchase and sell, or sell and purchase, the same security within 30 calendar days.  The 30 calendar day holding period applies to all security types which require pre-clearance in order to trade (i.e., all securities other than Exempt Securities and Reportable Securities).  This means, for example, that an Access Person may not (a) purchase shares of common stock and then sell those shares within 30 calendar days or (b) sell short shares of common stock and then enter into a buy-to-cover transaction for those shares within 30 calendar days.  In addition, any options purchased or sold must have an expiration date which is at least 30 calendar days from the date purchased or sold. Exceptions to this prohibition will be granted on a case-by-case basis for hardship or communicated more broadly in the event of a significant market disruption or downturn.

•                  Purchase securities offered in a private placement except (a) with the prior approval of the Chief Compliance Officer or (b) where such securities are interests in private investment funds sponsored by the Adviser. In considering approval, the Chief Compliance Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit the Corporation. If an Access Person wants to purchase on behalf of the Corporation the security of an issuer or its affiliate where the Access Person has a beneficial interest in the securities of that issuer through a private placement, the Access Person must first disclose his or her interest to the Chief Compliance Officer. In such event, the Chief Compliance Officer will independently review the proposed investment decision. Written records of any such circumstances should be sent to the Chief Compliance Officer.

No Investment Professional or his or her Related Persons may:

•                  Purchase or sell any security for a period of five business days before or five business days after that security is bought or sold on behalf of the Corporation. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of the Chief Compliance Officer.

VI.                                REPORTING REQUIREMENTS

Unless excepted by sub-section B of this Section VI, all Access Persons are subject to the below itemized reporting requirements.

A.           Reports

Quarterly Reports. All Access Persons must file with the Corporation quarterly reports of personal investment transactions by the 30th day of January, April, July and October (i.e., by the thirtieth day following the end of the calendar quarter). The quarterly reports must include all personal investment transactions in securities, other than Exempt Securities, in which an Access Person has any direct or indirect beneficial ownership and which were conducted during the respective calendar quarter.  The quarterly report must also include the personal investment transactions of the Access Person’s Related Persons which were conducted during the respective calendar quarter.  For purposes of the quarterly transaction reporting, the reporting Access Person shall complete a form of report prepared by the Corporation or the Adviser which contains all the information required by Rule 17j-1.

Every Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report.  Access Persons are charged with the responsibility for making their quarterly reports.

Annual Reports.  In addition to the quarterly report due by the 30th day in January, all Access Persons must complete an annual holdings report.  This annual report must include a listing of all securities, other than Exempt Securities, in which the Access Person has any direct or indirect beneficial ownership.  The information in the annual report must be current as of a date no more than 45 days preceding the filing date of the annual report.  The annual report should show all securities, other than Exempt Securities, held in an Access Person’s brokerage accounts and in the brokerage accounts of an Access Person’s Related Persons or held elsewhere (i.e., physical securities, private placements, partnership interests, etc.).  For purposes of the annual holdings reporting, the reporting Access Person shall complete a form of report prepared by the Corporation or the Adviser which contains all the information required by Rule 17j-1.

Initial Holdings Reports.  Within 10 days of becoming an Access Person, all Access Persons must provide an initial holdings report to include a listing of all securities, other than Exempt Securities, in which the Access Person has any direct or indirect beneficial ownership.  The information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person became an Access Person.  The initial holdings report should show all securities held in an Access Person’s brokerage accounts and the brokerage accounts of an Access Person’s Related Persons.  For purposes of the initial holdings reporting, the reporting Access Person shall complete a form of report prepared by the Corporation or the Adviser which contains all the information required by Rule 17j-1.

Broker Statements and Trade Confirmations. All Access Persons are required to direct brokers of accounts in which the Access Person or a Related Person has a beneficial interest to supply the Corporation, on a timely basis, duplicate copies of trade confirmations and periodic broker account statements stating the name in which the account(s) is held and the account number(s).

Access Persons must provide a list of all their brokerage accounts (including those of any Related Persons and those over which the Access Person does not have any direct or indirect influence or control) to the Corporation upon becoming an Access Person.  An Access Person must also promptly notify the Corporation of any new or terminated accounts thereafter.

B.             Exceptions to Reporting Requirements

Access Person with No Influence or Control. An Access Person is not required to file an initial holdings report, a quarterly transaction report or an annual holdings report for transactions effected for, or holdings in, any account over which the Access Person does not have any direct or indirect influence or control (e.g., managed accounts or blind trusts).

Independent Directors. An Independent Director of the Corporation who would be required to make a report pursuant to sub-section A of this Section VI solely by reason of being a director of the Corporation is not required to make an initial holdings report or an annual holdings report, and is only required to make a quarterly transaction report if the Independent Director, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Director’s official duties as a director of the Corporation, should have known that (i) the Corporation has engaged in a transaction in the same security within the last 15 days or is engaging or going to engage in a transaction in the same security within the next 15 days, or (ii) the Corporation or the Adviser has within the last 15 days considered a transaction by the Corporation in the same security or is considering a transaction by the Corporation in the same security or within the next 15 days is going to consider a transaction by the Corporation in the same security.

Access Person covered by the Adviser’s code of ethics. Notwithstanding the reporting requirements set forth in sub-section A of this Section VI, an Access Person who is also an Access Person of the Adviser (as defined in the Adviser’s code of ethics) need not make an initial holdings report, a quarterly transaction report or an annual holdings report if all of the information required by the reports was provided pursuant to the Adviser’s code of ethics and would duplicate information required to be recorded pursuant to this Code.

VII.                             ANNUAL CERTIFICATIONS TO THE CORPORATION

A.           Initial and Annual Certifications.  All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

B.             Board Review.  The Corporation and the Adviser shall prepare an annual written report to the Board of Directors to be presented at the first regular meeting of the Board after June 30 of each year that shall:

•                  summarize existing procedures concerning personal investing, including pre-clearance policies and the monitoring of personal investment activity after pre-clearance has been granted, and any changes in the procedures during the past year;

•                  describe any issues arising under this Code or the Adviser’s code of ethics or its procedures since the last report to the Board of Directors including, but not limited to, information about any material violations of this Code or the Adviser’s code of ethics or its procedures and any sanctions imposed during the past year;

•                  identify any recommended changes in existing restrictions or procedures based upon experience under this Code or the Adviser’s code of ethics, evolving industry practice or developments in applicable laws and regulations;

•                  contain such other information, observations and recommendations as deemed relevant by the Corporation or the Adviser; and

•                  certify that the Corporation and the Adviser have each adopted a code of ethics with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1(b) or this Code.

VIII.                         CONFIDENTIALITY

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Corporation) any information regarding securities transactions by the Corporation or consideration by the Corporation or the Adviser of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

IX.                                REPORTING A CODE VIOLATION

If any director, officer, partner or employee of the Corporation or the Adviser becomes aware of violations or suspected violations of this Code or of applicable laws, rules or regulations relating to the Corporation’s operations, he or she must promptly report them in accordance with the procedures set forth in the Corporation’s Whistleblower Policy.

X.                                    RECORDKEEPING

The Corporation shall maintain at its principal place of business and in an easily accessible place (a) a copy of each code of ethics that was in effect at any time during the past five years; (b) a  record of any violation of the Code, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs; (c) a copy of each initial holdings report, quarterly transaction report or annual holdings report, including any information provided in lieu of such reports, made by an Access Person pursuant to this Code for at least five years after the end of the fiscal year in which the report was made or the information provided; (d) a record of all persons who were considered to be Access Persons during the past five years; (e) a copy of each annual report to the Corporation’s Board of Directors for at least five years after the report was made, for at least the first two years in an easily accessible place; and (f) a record of any pre-approvals of investments by Access Persons in Initial Public Offerings or private placements during the preceding five years.  These records must be made available to the SEC or any representative of the SEC at any time for reasonable periodic, special or other examinations.

XI.                                WAIVERS

Any waiver of this Code for executive officers or directors may be made only by the Corporation’s Board of Directors or a committee of the Board of Directors.  Any such waiver shall be promptly disclosed in accordance with applicable rules and regulations (including New York Stock Exchange rules).

XII.                            NOTIFICATION OF REPORTING OBLIGATION AND REVIEW OF REPORTS

The officers of the Corporation are authorized to identify all Access Persons.  Each Access Person shall receive a copy of this Code and be notified of his or her reporting obligations. All reports shall be timely submitted by Access Persons to the Corporation in accordance with this Code.

XIII.                        IMPLEMENTATION

The Corporation may cause any of the reporting, oversight or other functions under this Code, and any procedures adopted to prevent Access Persons from violating this Code, to be implemented jointly with the Adviser in a manner deemed by the Chief Compliance Officer to be consistent with the requirements of this Code and Rule 17j-1.  This may include, without limitation, establishing combined procedures and documentation for the pre-clearance of personal investment transactions and combined certifications by Access Persons (or any subset of Access Persons) that they have complied with the requirements of this Code and the Adviser’s code of ethics.  In addition, the Chief Compliance Officer may delegate to one or more officers of the Corporation or the Adviser any responsibility, authority or function of the Chief Compliance Officer under this Code.

XIV.                        SANCTIONS

Upon discovering a violation of this Code, the Board of Directors may impose any sanctions it deems appropriate, including the issuance of a letter of censure against any director, officer or employee of the Corporation or the suspension or termination of any officer or employee of the Corporation, or recommend any sanction it deems appropriate to the Adviser for any violations of this Code by its Access Persons.

XV.                            ADOPTION AND APPROVAL OF CODES OF ETHICS

The Corporation’s Board of Directors, including a majority of its Independent Directors, must approve this Code and the Adviser’s code of ethics.  The Board of Directors must approve any material change to this Code or the Adviser’s code of ethics no later than six months after the adoption of such change.  Before approving this Code and the Adviser’s code of ethics, the Corporation’s Board of Directors must receive from each of the Corporation and the Adviser a certification that the Corporation or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code or the Adviser’s code of ethics.  The Corporation’s Board of Directors must approve the Adviser’s code of ethics before initially retaining services of the Adviser as the Corporation’s investment adviser.

Last updated:             , 2012